Exhibit 1a


                      INDEPENDENT ACCOUNTANT'S REPORT


To the Board of Directors and Shareholders of Central Newspapers, Inc.

We have reviewed the accompanying consolidated statement of financial position of Central Newspapers, Inc. as of June 29, 1997, and the consolidated statements of income, shareholders' equity and cash flows for the three-month and six-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements as of and for the three-month and six-month periods ended June 29, 1997 for them to be in conformity with generally accepted accounting principles.

/s/Price Waterhouse LLP
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Price Waterhouse LLP

Indianapolis, Indiana
July 21, 1997